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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

                Name                            Jurisdiction of Incorporation
                ----                            -----------------------------

Acumedia Manufacturers, Inc.                             Maryland

Blue Ridge Pharmaceuticals, Inc.                         Delaware

Cardiopet Incorporated                                   Delaware

IDEXX Distribution Corporation                           Delaware

IDEXX Europe B.V.                                        The Netherlands

IDEXX Food Safety Net Services, Inc.                     Delaware

IDEXX GmbH                                               Germany

IDEXX Informatics, Inc.                                  Delaware

IDEXX Laboratories B.V.                                  The Netherlands

IDEXX Laboratories Canada Corporation                    Canada

IDEXX Laboratories Foreign Sales Corporation             U.S. Virgin Islands

IDEXX Laboratories Italia S.r.l.                         Italy

IDEXX Laboratories, KK                                   Japan

IDEXX Laboratories, Limited                              England and Wales

IDEXX Laboratories (NZ) Limited                          New Zealand

IDEXX Laboratories Pty. Ltd.                             Australia

IDEXX Laboratories, S. de R.L. de C.V.                   Mexico

IDEXX Laboratories, S.L.                                 Spain

IDEXX Laboratories (Taiwan) Inc.                         Taiwan R.O.C.

IDEXX Logistique et Scientifique Europe S.A.             France

IDEXX Management Services Europe S.A.                    France

IDEXX S.A.R.L.                                           France

IDEXX Scandinavia A.B.                                   Sweden

IDEXX Service, S.A. de C.V.                              Mexico

IDEXX Veterinary Services, Inc.                          Delaware